Exhibit 99.1

News Release

RAMBUS REPORTS SECOND QUARTER FINANCIAL RESULTS

Business and Financial Highlights:

●	Signed license agreements with SK Hynix and STMicroelectronics; settled all legal claims
●	Expanded family of LED-based bulbs with advanced color temperature change technology
●	Quarterly revenue of $57.9 million; non-GAAP customer licensing income of $61.3 million
●	Quarterly GAAP diluted loss per share of $0.06; non-GAAP diluted income per share of $0.06

SUNNYVALE, Calif. – July 18, 2013 – Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today reported financial results for the second quarter ended June 30, 2013.

GAAP Financial Results:

Revenue for the second quarter of 2013 was $57.9 million, down 13% on a sequential basis from the first quarter of 2013 primarily due to recognition of one-time royalty revenue during the first quarter of 2013 from LSI Corporation. This was, however, partially offset by royalty revenue received from STMicroelectronics, subsequent to the settlement, in the second quarter of 2013. As compared to the second quarter of 2012, revenue was up 3% primarily due to the royalty revenue received in the second quarter of 2013 from STMicroelectronics.

Revenue for the six months ended June 30, 2013 was $124.8 million, which was up 5% over the prior year period, primarily due to recognition of one-time royalty revenue during the first quarter of 2013 from LSI Corporation.

Total operating costs and expenses for the second quarter of 2013 were $52.2 million, 20% lower than the previous quarter, mostly due to the one-time reversal of accrued SK Hynix related litigation costs and the absence of restructuring charges. Second quarter operating costs and expenses of $52.2 million included negative $6.2 million of general litigation expenses (primarily due to the reversal of the accrued litigation costs referred to above), $3.6 million of stock-based compensation expenses, $7.0 million of amortization expenses and $3.4 million of retention bonuses from past business acquisitions. This is compared to total operating costs and expenses for the first quarter of 2013 of $65.4 million, which included $2.0 million of general litigation expenses, $4.9 million of stock-based compensation expenses, $2.2 million of restructuring charges, $7.0 million of amortization expenses and $4.0 million of retention bonuses from past business acquisitions. As compared to a year ago, total operating costs and expenses for the second quarter of 2012 were $78.0 million, which included $4.5 million of general litigation expenses, $6.2 million of stock-based compensation expenses, $7.9 million of amortization expenses and $7.7 million of acquisition-related transaction costs and retention bonuses from past business acquisitions.

Total operating costs and expenses for the six months ended June 30, 2013 were $117.6 million, which included $8.5 million of stock-based compensation expenses, $14.0 million of amortization expenses and $7.4 million of retention bonuses from past business acquisitions. This is compared to total operating costs and expenses for the six months ended June 30, 2012 of $158.4 million, which included $12.9 million of stock-based compensation expenses, $15.6 million of amortization expenses and $17.1 million of acquisition-related transaction costs and retention bonuses from past business acquisitions. General litigation expenses for the six months ended June 30, 2013 were negative $4.2 million, a decrease of $12.8 million from the same period in 2012. The change in total operating costs and expenses was primarily attributable to lower general litigation expenses, lower acquisition-related transaction costs and retention bonuses from past business acquisitions, lower headcount-related costs due to the restructuring efforts in the second half of 2012 and lower consulting costs, partially offset by restructuring charges in the first half of 2013.

Net loss for the second quarter of 2013 was $6.4 million as compared to net loss of $10.4 million in the first quarter of 2013 and net loss of $32.2 million in the second quarter of 2012. Diluted net loss per share for the second quarter of 2013 was $0.06 as compared to diluted net loss per share of $0.09 in the first quarter of 2013 and diluted net loss per share of $0.29 in the second quarter of 2012.

Net loss for the six months ended June 30, 2013 was $16.8 million as compared to a net loss of $60.1 million for the same period of 2012. Diluted net loss per share for the six months ended June 30, 2013 was $0.15 as compared to a diluted net loss per share of $0.54 for the same period of 2012.

Non-GAAP Financial Results (1):

Customer licensing income in the second quarter of 2013 was $61.3 million, down 15% sequentially from the first quarter of 2013 primarily due to recognition of one-time royalty revenue during the first quarter of 2013 from LSI Corporation, and up 7% from the second quarter of 2012, primarily due to royalty revenue from STMicroelectronics in the second quarter of 2013.

Customer licensing income for the six months ended June 30, 2013 was $133.4 million as compared to $122.7 million in the same period of 2012, primarily due to recognition of one-time royalty revenue from LSI Corporation.

Total non-GAAP operating costs and expenses in the second quarter of 2013 were $47.7 million, 1% lower than the previous quarter. Non-GAAP general litigation expenses for the current quarter, which are included in the non-GAAP operating costs and expenses above, were $2.3 million. The prior quarter’s non-GAAP operating costs and expenses of $48.0 million included general litigation expenses of $2.0 million. Total non-GAAP operating costs and expenses in the second quarter of 2012 were $56.0 million, which included general litigation expenses of $4.5 million.

Total non-GAAP operating costs and expenses for the six months ended June 30, 2013 were $95.6 million as compared to $112.7 million in the same period of 2012 due primarily to lower general litigation expenses, lower headcount-related costs due to the restructuring in the second half of 2012 and lower consulting costs.

Non-GAAP net income in the second quarter of 2013 was $6.6 million as compared to non-GAAP net income of $13.4 million in the first quarter of 2013 and non-GAAP net loss of $1.1 million in the second quarter of 2012. Non-GAAP diluted net income per share was $0.06 in the second quarter of 2013 as compared to $0.11 in the first quarter of 2013 and diluted net loss per share of $0.01 in the second quarter of 2012. Non-GAAP net income for the six months ended June 30, 2013 was $20.0 million as compared to $2.5 million in the same period of 2012. Non-GAAP diluted net income per share was $0.17 for the six months ended June 30, 2013 as compared to non-GAAP diluted net income per share of $0.02 for the six months ended June 30, 2012.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of June 30, 2013 were $205.6 million, a decrease of approximately $9.2 million as compared to March 31, 2013.  During the second quarter of 2013, the Company used $16.7 million to pay retention bonuses related to the acquisition of Cryptography Research, Inc. and $4.3 million to pay the interest expense related to the Company’s convertible notes.

During the second quarter of 2013, the Company recorded an income tax provision of $4.7 million. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily foreign withholding taxes.

Conference Call:

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at investor.rambus.com. A replay will be available following the call on the Rambus Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 18188767.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: customer licensing income, operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the following items were considered: other patent royalties received but not recognized as revenue, proceeds from sale of intellectual property, stock-based compensation expenses, acquisition-related transaction costs and retention bonus expense, amortization expenses, costs of restatement and related legal activities, restructuring charges, severance costs, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Customer licensing income. Customer licensing income includes the Company’s measure of the total cash royalties received from its customers under its licensing agreements with them. In addition, customer licensing income includes other patent royalties received but not recognized as revenue and proceeds from sale of intellectual property. In both the first and second quarters of 2013, certain patent royalties received from a customer was not recognized as revenue as not all revenue recognition criteria were met during the period. Additionally, since the third quarter of 2011, the Company has received patent royalty payments from certain patent license agreements assumed in the acquisition of CRI which were treated as favorable contracts. Cash received from these acquired favorable contracts reduced the favorable contract intangible asset on the Company’s balance sheet. The Company has combined these cash royalty payments as customer licensing income to reflect the total amounts received from its customers.

Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing operating results.  Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.

Acquisition-related transaction costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions.  The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the core operation of the Company’s business.

Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the core operation of the Company’s business.

Non-cash interest expense. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Reversal of one-time litigation costs. This adjustment is a one-time litigation cost reversal of prior litigation costs accrued related to previously awarded costs in connection with the SK Hynix litigation. The Company excludes this reversal from its non-GAAP measures because the Company believes that this reversal has no direct correlation to the core operations of the Company’s business and it is a one-time event.

Severance costs. These expenses relate to the separation payment to the Company’s former chief executive officer. The Company excludes these costs from its non-GAAP measures because the Company believes that these non-recurring costs have no direct correlation to the core operations of the Company’s business.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assumes net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results to assist the Company’s planning for future periods.

On occasion in the future, there may be other items, such as impairment of goodwill and long-lived assets, or significant gains or losses from contingencies, that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, advanced LED lighting and displays, and immersive mobile media. For additional information visit rambus.com.

RMBSFN

Contacts:

Carolyn Robinson
Public Relations
Rambus Inc.
(408) 462-8717
crobinson@rambus.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$155,276	$148,984
Marketable securities	50,364	54,346
Accounts receivable	1,003	529
Prepaids and other current assets	8,694	10,529
Deferred taxes	788	788
Total current assets	216,125	215,176
Intangible assets, net	139,395	153,173
Goodwill	124,969	124,969
Property, plant and equipment, net	75,831	86,905
Deferred taxes, long-term	4,806	4,458
Other assets	3,118	3,131
Total assets	$564,244	$587,812

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,300	$7,918
Accrued salaries and benefits	29,582	23,992
Accrued litigation expenses	1,673	9,822
Convertible notes, short-term	155,473	—
Other accrued liabilities	5,957	12,402
Total current liabilities	197,985	54,134
Long-term liabilities:
Convertible notes, long-term	—	147,556
Long-term imputed financing obligation	39,724	45,919
Other long-term liabilities	10,600	18,609
Total long-term liabilities	50,324	212,084
Total stockholders’ equity	315,935	321,594
Total liabilities and stockholders’ equity	$564,244	$587,812

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue:
Royalties	$57,009	$55,723	$123,231	$117,766
Contract revenue	910	492	1,554	1,312
Total revenue	57,919	56,215	124,785	119,078
Operating costs and expenses:
Cost of revenue (1)	7,365	7,340	13,899	14,503
Research and development (1)	30,777	38,347	63,625	76,741
Marketing, general and administrative (1)	14,134	32,194	39,239	67,028
Gain from sale of intellectual property	(103)	—	(1,388)	—
Costs of restatement and related legal activities	2	83	19	113
Restructuring charges	—	—	2,206	—
Total operating costs and expenses	52,175	77,964	117,600	158,385
Operating income (loss)	5,744	(21,749)	7,185	(39,307)
Interest income and other income (expense), net	(19)	89	(39)	187
Interest expense	(7,426)	(6,719)	(14,738)	(13,299)
Interest and other income (expense), net	(7,445)	(6,630)	(14,777)	(13,112)
Loss before income taxes	(1,701)	(28,379)	(7,592)	(52,419)
Provision for income taxes	4,743	3,837	9,254	7,687
Net loss	$(6,444)	$(32,216)	$(16,846)	$(60,106)
Net loss per share:
Basic	$(0.06)	$(0.29)	$(0.15)	$(0.54)
Diluted	$(0.06)	$(0.29)	$(0.15)	$(0.54)
Weighted average shares used in per share calculation
Basic	112,183	110,553	111,892	110,456
Diluted	112,183	110,553	111,892	110,456

_________
(1) Total stock-based compensation expense for the three and six month periods ended June 30, 2013 and June 30, 2012 are presented as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of revenue	$5	$5	$5	$15
Research and development	$1,660	$2,631	$3,536	$5,351
Marketing, general and administrative	$1,909	$3,579	$4,981	$7,575

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Revenue	$57,919	$66,866	$56,215	$124,785	$119,078
Adjustments:
Other patent royalties received	3,392	5,237	1,201	8,629	3,615
Total customer licensing income	$61,311	$72,103	$57,416	$133,414	$122,693

Operating costs and expenses	$52,175	$65,425	$77,964	$117,600	$158,385
Adjustments:
Other patent royalties received	965	1,285	—	2,250	—
Stock-based compensation	(3,574)	(4,948)	(6,215)	(8,522)	(12,941)
Acquisition-related transaction costs and retention bonuses	(3,385)	(4,012)	(7,699)	(7,397)	(17,050)
Amortization	(6,997)	(7,040)	(7,943)	(14,037)	(15,559)
Reversal of one-time litigation costs	8,482	—	—	8,482	—
Restructuring charges	—	(2,206)	—	(2,206)	—
Severance costs	—	(514)	—	(514)	—
Costs of restatement and related legal activities	(2)	(17)	(83)	(19)	(113)
Non-GAAP operating costs and expenses	$47,664	$47,973	$56,024	$95,637	$112,722

Operating income (loss)	$5,744	$1,441	$(21,749)	$7,185	$(39,307)
Adjustments:
Other patent royalties received	2,427	3,952	1,201	6,379	3,615
Stock-based compensation	3,574	4,948	6,215	8,522	12,941
Acquisition-related transaction costs and retention bonuses	3,385	4,012	7,699	7,397	17,050
Amortization	6,997	7,040	7,943	14,037	15,559
Reversal of one-time litigation costs	(8,482)	—	—	(8,482)	—
Restructuring charges	—	2,206	—	2,206	—
Severance costs	—	514	—	514	—
Costs of restatement and related legal activities	2	17	83	19	113
Non-GAAP operating income	$13,647	$24,130	$1,392	$37,777	$9,971

Loss before income taxes	$(1,701)	$(5,891)	$(28,379)	$(7,592)	$(52,419)
Adjustments:
Other patent royalties received	2,427	3,952	1,201	6,379	3,615
Stock-based compensation	3,574	4,948	6,215	8,522	12,941
Acquisition-related transaction costs and retention bonuses	3,385	4,012	7,699	7,397	17,050
Amortization	6,997	7,040	7,943	14,037	15,559
Reversal of one-time litigation costs	(8,482)	—	—	(8,482)	—
Restructuring charges	—	2,206	—	2,206	—
Severance costs	—	514	—	514	—
Costs of restatement and related legal activities	2	17	83	19	113
Non-cash interest expense on convertible notes	4,145	4,089	3,557	8,234	7,067
Non-GAAP income (loss) before income taxes	$10,347	$20,887	$(1,681)	$31,234	$3,926
Non-GAAP provision for (benefit from) income taxes	3,725	7,519	(606)	11,244	1,413
Non-GAAP net income (loss)	$6,622	$13,368	$(1,075)	$19,990	$2,513

Non-GAAP basic net income (loss) per share	$0.06	$0.12	$(0.01)	$0.18	$0.02
Non-GAAP diluted net income (loss) per share	$0.06	$0.11	$(0.01)	$0.17	$0.02
Weighted average shares used in non-GAAP per share calculation:
Basic	112,183	111,599	110,553	111,892	110,456
Diluted	116,162	118,021	110,553	116,009	116,909